                                                                    EXHIBIT 12.1


                       ALEXANDRIA REAL ESTATE EQUITIES, INC.

        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                          (in thousands, except ratios)




                                                                                                                       The Period
                                                                                                                       October 27,
                                                                                                                          1994
                                                      For the                                                          (inception)
                                                    Six Months                     Year Ended December 31,               though
                                                   Ended June 30,   ----------------------------------------------     December 31,
                                                       1999           1998         1997        1996         1995           1994
                                                   --------------   -------      -------      -------      -------     ------------
Earnings (Loss):................................      $11,115       $19,403      $(2,797)     $ 2,175      $   866        $(648)
Add Back:
  Interest Expense..............................        9,813        14,033        7,043        6,327      $ 3,553          328
  Write-off of Unamortized Loan Costs...........          --            --         2,295         --          --             --
  Acquisition LLC Financing Costs...............          --            --         6,973         --          --             --
                                                      -------       -------      -------      -------      -------        -----
    Earnings Available for Fixed Charges........       20,928        33,436      $13,514      $ 8,502      $ 4,419        $(320)
                                                      -------       -------      -------      -------      -------        -----
Combined Fixed Charges:
  Interest Incurred.............................       11,366        16,232      $ 7,139      $ 6,327      $ 3,553        $ 328
  Write-off of Unamortized Loan Costs(a)........          --            --         2,295          --           --           --
  Acquisition LLC Financing Costs(b)............          --            --         6,973          --           --           --
  Preferred Dividends...........................          204           --         3,038        1,590          --           --
                                                      -------       -------      -------      -------      -------        -----
    Fixed Charges...............................      $11,570        16,232      $19,445      $ 7,917      $ 3,553        $ 328
                                                      -------       -------      -------      -------      -------        -----

Ratio of Earnings to Fixed Charges and Preferred
  Stock Dividends(c)............................         1.81          2.06         0.69         1.07         1.24          --
Excess of Fixed Charges Over Earnings...........          --        $   --       $ 5,931      $   --       $   --         $ 648
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(a)  This amount represents unamortized loan costs associated with debt retired in connection with the IPO.

(b) This amount represents the portion of the purchase price of the membership interests in ARE Acquisitions, LLC (the "Acquisition LLC") paid by the Company in excess of the cost incurred by the Acquisition
     LLC to acquire the three Life Science Facilities owned by it.

(c) For purposes of calculating the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest incurred (including amortization of deferred financing costs and capitalized interest), write-off of unamortized loan costs, Acquisition LLC Financing Costs (see Note (b)), and preferred stock dividends.